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                                                                      EXHIBIT 15


                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]


May 14, 2002

Delta Air Lines, Inc.
Atlanta, Georgia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the period ended March 31, 2002, as indicated in our report dated April 19, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is being incorporated by reference in Registration Statement Nos. 2-94541 and 333-65218 on Form S-3 and Registration Statement Nos. 33-30454, 33-65391, 333-16471, 333-46904, 333-48718, 333-49553, 333-73856, and 333-92291 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP